UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2005

                          Mediware Information Systems, Inc.
(Exact name of registrant as specified in its charter)

New York 1-10768 11-2209324
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11711 West 79th Street, Lenexa, KS 66214
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (913) 307-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02       Results of Operations and Financial Condition

  On February 1, 2005, the Company issued a press release announcing its financial results for the quarter ended December 31, 2004. The press release is attached hereto as Exhibit 99.1. This information shall not be deemed "filed"
  for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date of this report, regardless of any general incorporation language in the filing.

Item 9.01        Financial Statements and Exhibits.

(c)                  Exhibits.

Exhibit 99.1    Press Release of Mediware Information Systems, Inc., dated February 1, 2005, announcing its financial results for the quarter ended December 31, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIWARE INFORMATION SYSTEMS, INC

Date: February 1, 2005	By: /s/ George J. Barry George J. Barry Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Mediware Information Systems, Inc., dated February 1, 2005, announcing its financial results for the quarter ended December 31, 2004.

EXHIBIT 99.1

Contact	George Barry 913/307-1000 www.mediware.com	Thomas Redington 203/222-7399 212/926-1733 www.redingtoninc.com

Mediware Reports Second Quarter Fiscal 2005 Results

LENEXA, KS FEB. 1 -- Mediware Information Systems, Inc. (Nasdaq: MEDW) said revenue for its second fiscal quarter ended December 31, 2004 was $9.2 million, up 1 percent from the year-ago quarter. Net income was $949,000, or 12 cents per basic and diluted share, compared to $973,000, or 13 cents per basic and 12 cents per diluted share, a year ago.

The Company reported that new product launches underway at all its divisions are experiencing increased levels of prospective customer interest.

"Order flow and installs of new blood banking systems are increasing in accordance with internal targets," said George Barry, Mediware's CEO, "and we expect pharmacy system roll-outs in the U.K. to increase over sequential quarters. The Company has increased its marketing focus which, in combination with the availability of referenceable Medication Management System (MediMAR™ and MediCOE™) installs, should move the Division toward achieving forecasted levels."

On a broader note, he added, "we were delighted to learn that the Bush administration last week renewed its pledge to accelerate broader adoption of computerized health and prescription records. The national goal is to reduce medical errors, and that bodes well for Mediware's strategy and product lines."

Three and six months ended December 31, 2004 and 2003 Condensed Consolidated Statement of Operations Highlights (in thousands, except net income per share) (unaudited):

	Three Months Ended December 31		Six Months Ended December 31
	2004	2003	2004	2003

System Sales	$ 2,676	$ 3,102	$ 5,217	$ 5,840
Services	6,550	6,007	12,489	12,280
Total Revenue	9,226	9,109	17,706	18,120
Operating Expenses	7,717	7,634	15,165	14,737
Operating Income	1,509	1,475	2,541	3,383
Net Income	949	973	1,592	2,171
Net Income per Common Share:
Basic	$ 0.12	$ 0.13	$ 0.20	$ 0.29
Diluted	$ 0.12	$ 0.12	$ 0.20	$ 0.27

Condensed Consolidated Balance Sheet Highlights (in thousands) (unaudited):

	As of the Period Ended December 31
	2004	2003

Cash and Cash Equivalents	$ 10,221	$ 8,100
Working Capital	11,100	7,024
Long-term Debt	42	1,402
Stockholders' Equity	32,730	26,808

Mediware provides clinical information systems for hospitals and integrated healthcare delivery systems. Its products include HEMOCARE LifeLine™ , Hemocare®, LifeLine® and LifeTrak® (blood bank), WORx®, MediMAR™, and MediCOE™ (medication management), Surgiware™ and Perioperative Solutions™ (operating room), as well as the JAC Stock Control System (pharmacy) in the United Kingdom. Mediware has over 1,100 systems installed in the U.S., Canada, the U.K., and elsewhere.

# # #

Certain statements in this press release may constitute "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the ``Act'') and in releases made by the SEC from time to time. Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2004, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. The Company disclaims any obligation to update its forward-looking statements.

2/1/05